Exhibit 2.1(g)



  ESCROW AGREEMENT [Ohio State & Investors Guaranty Business], dated as of May 21, 1997, (the "Agreement") by and among Employers Reassurance Corporation, a Kansas corporation (the "Corporation"), Great Southern Life Insurance Company a Texas corporation ("the Company") and Bankers Trust Company, a New York banking corporation (as escrow agent hereunder, the "Escrow Agent").

  The Corporation, the Company and the Escrow Agent acknowledge the following:

  (a)The Company reinsures the Corporation in accordance with the agreements named below:

  (i)Modified Coinsurance Retrocession Agreement (Ohio State Plans)

  (ii)Modified Coinsurance Retrocession Agreement (Investors Guaranty Plans)

  (b)The Corporation reinsures the original ceding insurer in accordance with the agreements named below:

  (i)Automatic Coinsurance Reinsurance Agreement with The Ohio State Life Insurance Company

  (ii)Automatic Coinsurance Reinsurance Agreement with Investors Guaranty Life Insurance Company

  (c)The Corporation and the Company desire to segregate the funds pertaining to the reinsurance agreements identified in this section (the "Treaties").

  (d)The Corporation will cause to be deposited into the escrow account for this Agreement the funds pertaining to the Treaties.

  (e)The Escrow Agent is willing to act as escrow agent with respect to the Escrow Fund (as hereinafter defined) upon the terms and conditions of this Agreement.

  (f)The funds deposited pertaining to the Treaties shall be held by the Escrow Agent and distributed by the Escrow Agent in accordance with the
  terms and conditions of this     Agreement.

  1. Appointment of Escrow Agent. The Corporation and the Company hereby appoint Bankers Trust Company as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

  2. Deposit into, and withdrawals from, the Escrow Fund. As soon as practicable after the execution of this Agreement, the Corporation shall cause to be deposited with the Escrow Agent the net initial consideration applicable to the Treaties. As soon as practicable after the end of each premium reporting period required by the Treaties, the Corporation shall cause to be deposited with the Escrow Fund the net reinsurance premium if positive, and withdrawn from the Escrow Fund the net reinsurance premium if negative, in each case for the period applicable to the Treaties. Deposits described in this section, net of any such withdrawals, are referred to as the "Escrowed Proceeds", the receipt of which will be acknowledged by the Escrow Agent substantially in the form of Exhibit B attached hereto. The Escrowed Proceeds shall be held by the Escrow Agent upon the terms and conditions hereinafter set forth. The Escrow Fund shall remain the property of the Corporation until released to the Company in accordance with Sections 4 and 5.

  3. Investment of the Escrow Fund. (a) During the term of this Agreement, the Escrow Agent shall invest and reinvest the Escrowed Proceeds and any interest or income earned thereon (collectively, the "Escrow Fund") in accordance with Schedule A attached hereto. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Fund pursuant to Section 4 hereof.

  (b) The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made as provided above, any liquidation of any such investment prior to its maturity, or any failure to give the Escrow Agent any written instruction to invest or reinvest the Escrowed Funds or any earnings thereon.

  4. Distribution of Escrow Fund. The Agent shall hold the Escrow Fund in its possession until instructed hereunder to deliver the Escrow Fund or any specified portion thereof as follows:

  (a) For the purpose of administering the business covered by the Treaties, the Company is entitled (without any specific consent from the Corporation) to withdraw (and transfer to its administrator) not more than $1,000,000 per calendar quarter as a dual advance against the net balance due the original ceding insurer for the same quarter under the reinsurance agreements shown before Section 1 of this Agreement and the balance due the Corporation for the same quarter under the retrocession agreements shown before Section 1 of this Agreement. To effect such withdrawal, the Company shall deliver a written release notice to the Escrow Agent, signed by an authorized person of the Company, as set forth on Exhibit A attached hereto, and the Escrow Agent shall make the release within five Business Days.

  (b) The Corporation has the right to withdraw not more than 30% of the statutory profits, including interest thereon, derived from the Treaties. The Corporation is not required to apply the withdrawals permitted by this subparagraph (b) to the Treaties. To effect such withdrawal, the Corporation shall deliver a written release notice to the Escrow Agent, signed by an authorized person of the Corporation, as set forth on Exhibit A attached hereto, and the Escrow Agent shall make the release within five Business Days.

  5. Final Distribution of Escrow Fund. The Escrow Agent shall distribute the remaining balance, if any, of the Escrow Fund as follows: If the Corporation delivers a written release notice to the Escrow Agent, signed by an authorized person of the Corporation and by an authorized person of the Company, as set forth on Exhibit A attached hereto, the Escrow Agent shall release the Escrow Fund to the parties referenced in such notice within five Business Days.

  6. Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the Corporation and the Company specifying a date when such resignation shall take effect and upon delivery of the Escrow Fund to the successor escrow agent designated by all parties hereto (other than the Escrow Agent) in writing. Upon such notice, a successor Escrow Agent shall be appointed with the mutual consent of the Corporation and the Company. Such successor Escrow Agent shall become the Escrow Agent hereunder upon the resignation date specified in such notice. If the Corporation and the Company are unable to agree upon a successor Escrow Agent within thirty (30) days after such notice, the Escrow Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Escrow Fund. The Corporation and the Company shall have the right at any time upon their mutual consent to substitute a new Escrow Agent by giving notice thereof to the Escrow Agent then acting. Upon its resignation and delivery of the Escrow Fund as set forth in this Section 6, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Agreement.

  7. Indemnification of Escrow Agent. (a) The Escrow Agent shall have no duties or responsibilities whatsoever with respect to the Escrow Fund except as are specifically set forth herein. The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of the terms and conditions of, any other agreement, instrument or document in connection herewith. The Escrow Agent may conclusively rely upon, and shall be fully protected from all liability, loss, cost, damage or expense in acting or omitting to act pursuant to any written notice, instrument, request, consent, certificate, document, letter, telegram, opinion, order, resolution or other writing hereunder without being required to determine the authenticity of such document, the correctness of any fact stated therein, the propriety of the service thereof or the capacity, identity or authority of any party purporting to sign or deliver such document. The Escrow Agent shall have no responsibility for the contents of any such writing contemplated herein and may rely without any liability upon the contents thereof.

  (b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized hereby or with the rights or powers conferred upon it hereunder, nor for action taken or omitted by it in good faith, and in accordance with advice of counsel (which counsel may be of the Escrow Agent s own choosing), and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind except for its own negligence, willful misconduct or gross negligence.


  (c) Each of the Corporation and the Company agrees to jointly and severally indemnify the Escrow Agent and its employees, directors, officers and agents and hold each harmless against any and all liabilities incurred by it hereunder as a consequence of such party s action, and the parties agree jointly and severally to indemnify the Escrow Agent and hold it harmless against any claims, costs, payments, and expenses (including the fees and expenses of counsel) and all liabilities incurred by it in connection with the performance of its duties hereunder and them hereunder, except in either case for claims, costs, payments, and expenses (including the fees and expenses of counsel) and liabilities incurred by the Escrow Agent resulting from its own negligence, willful misconduct or gross negligence. The Corporation, and the Company agree to reimburse each other for one-half of any payments made by them pursuant to this Section 7(c) with respect to liabilities for which the parties are jointly liable pursuant to this
  Section 7(c).

  8. Compensation of Escrow Agent. The Corporation will pay 30% and the Company will pay 70% of the customary fees and expenses for all services rendered by the Escrow Agent hereunder in accordance with Schedule B attached hereto (as such schedule may be amended from time to time). The Escrow Agent shall also be entitled to reimbursement on demand for all loss, liability, damage or expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable and appropriate counsel, advisors and agents fees and disbursements and all taxes or other governmental charges. At all times, the Escrow Agent will have a first lien on funds in the Escrow Fund for payment of customary fees and expenses and all such reasonable loss, liability, damage or expenses. Such compensation and expenses shall be paid from the Escrow Fund.

  9. Further Assurances. From time to time on and after the date hereof, the other parties hereto shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

  10. Termination of Agreement. This Agreement shall terminate on the final disposition of the Escrow Fund provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Sections 7 and 8 shall survive the termination hereof and the resignation or removal of the Escrow Agent.

  11. Consents to Service Process. Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and the State of Missouri and of any Federal Court located in such States in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue.

  12. Reports; Inspection. The Escrow Agent shall furnish to the Corporation, the Company and to Americo Life, Inc. (1055 Broadway, Kansas City, Missouri 64105) monthly reports of the assets held by the Escrow Agent in the Escrow Fund. Each report shall show all deposits, withdrawals, substitutions and a listing of assets as of the end of the month. The Corporation and the Company shall each have the right to inspect the assets held by the Escrow Agent in the Escrow Fund during the normal business hours of the Escrow Agent upon at least three business days advance written notice.

  13. Miscellaneous. (a)This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and may not be changed orally, but only by instrument in writing signed by the parties hereto.

  (b) All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, on the next Business Day after delivery to a recognized overnight courier or mailed first class (postage prepaid) or when sent by facsimile to the parties (which facsimile copy shall be followed, in the case of notices or other communications sent to the Escrow Agent, by delivery of the original) at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

  If to the Corporation:

  Employers Reassurance Corporation
  5200 Metcalf    P.O. Box 2981
  Overland Park, Kansas   66201-1381
  Attention:  James D. Maughn
  Facsimile 913 676-5221

  If to the Company:

  Great Southern Life Insurance Company
  300 West 11th Street
  Kansas City, Missouri
  Attention: Gary Jenkins
  Facsimile:  816 391-2083

  With a copy to:

  Thomas M. Higgins, III
  Lathrop & Gage L.C.
  2345 Grand Boulevard, Suite 2500
  Kansas City, MO   64108
  Facsimile:  (816) 292-2001



  If to the Bank:

  Bankers Trust Company
  Corporate Trust and Agency Group
  Four Albany Street
  New York, New York  10006
  Attention:  Insurance Trust Services
  Facsimile 212 250-6725

  (c) The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

  (d) This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of each party s respective successors and permitted assigns. Except as expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 12(d) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

  (e) This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto.

  (f) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

  (g) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

  (h) Any payments of income from the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. Each of the Corporation and the Company will provide the Escrow Agent with its Employer Identification Number for use by the Escrow Agent if necessary. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on the escrow Fund and will not be responsible for any other reporting.

  (i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws.

  (j) This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


  EMPLOYERS REASSURANCE CORPORATION          GREAT SOUTHERN LIFE INSURANCE
  as Corporation                        COMPANY, as Company


  By:  /s/ James B. Maughn              By:  /s/ Gary E. Jenkins
  Name:James B. Maughn                  Name:  Gary E. Jenkins
  Title: Executive Vice President Actuary    Title: Senior Vice President



                                             BANKERS TRUST COMPANY,
                                                  as Escrow Agent


                                             By:  /s/ Paul Dispenza
                                             Name:  Paul Dispenza
                                             Title: Assistant Vice President


  Schedule A

  Permitted Investments


  The Escrow Agent shall accept instructions from Americo Life, Inc., 1055 Broadway, Kansas City, Missouri 64105 ("Americo") regarding investment of the Escrow Fund.


  Exhibit A
  Authorized Person(s)


  For the Corporation:  James D. Maughn


  For the Company:

  Michael A. Merriman
  Gary L. Muller
  Gary E. Jenkins
  Donna H. Kinnaird
  Mark K. Fallon


  For Americo:

  Michael A. Merriman
  Gary L. Muller
  Gary E. Jenkins
  Donna H. Kinnaird
  Mark K. Fallon

  Exhibit B



                            RECEIPT

  This receipt is given pursuant to the Escrow Agreement (the "Agreement")
  dated a of         (the"Agreement") by and among.

                                        and collectively with
              and Bankers Trust Company, a New York banking corporation (as escrow agent hereunder, the "Escrow Agent").

  Bankers Trust Company, as Escrow Agent, hereby acknowledges receipt of $
    constituting Escrowed Proceeds to be held in escrow pursuant to the terms of the Escrow Agreement.

  IN WITNESS WHEREOF, the undersigned has executed this Receipt on:


                                        BANKERS TRUST COMPANY,
                                        As Escrow Agent




                                        By:

  ESCROW AGREEMENT
  [Ohio State & Investors Guaranty Business]

  GREAT SOUTHERN LIFE INSURANCE COMPANY a Texas corporation